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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                          (Amendment No. ___________)1


                           SpectraSite Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    84760T100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 24, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     |_| Rule 13d-1(b)
     |X| Rule 13d-1(c)
     |_| Rule 13d-1(d)


--------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act")or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 Pages

                                       13G

===================
CUSIP No. 84760T100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            OZ Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
      NUMBER OF              5       SOLE VOTING POWER

       SHARES                        -0-
                          -----------===========================================
    BENEFICIALLY             6       SHARED VOTING POWER

      OWNED BY                       8,240,000
                          -----------===========================================
        EACH                 7       SOLE DISPOSITIVE POWER

      REPORTING                      -0-
                          -----------===========================================
     PERSON WITH             8       SHARED DISPOSITIVE POWER

                                     8,240,000
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,240,000
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                           [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.4 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO/IA
------------====================================================================


                               Page 2 of 10 Pages

                                       13G

===================
CUSIP No. 84760T100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            OZF Management, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
      NUMBER OF              5       SOLE VOTING POWER

        SHARES                       -0-
                          -----------===========================================
     BENEFICIALLY            6       SHARED VOTING POWER

       OWNED BY                      5,760,000
                          -----------===========================================
         EACH                7       SOLE DISPOSITIVE POWER

      REPORTING                      -0-
                          -----------===========================================
     PERSON WITH             8       SHARED DISPOSITIVE POWER

                                     5,760,000
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,760,000
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                           [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.7 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================


                               Page 3 of 10 Pages

                                       13G

===================
CUSIP No. 84760T100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            OZF Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
      NUMBER OF              5       SOLE VOTING POWER

       SHARES                        -0-
                          -----------===========================================
    BENEFICIALLY             6       SHARED VOTING POWER

      OWNED BY                       5,760,000
                          -----------===========================================
        EACH                 7       SOLE DISPOSITIVE POWER

      REPORTING                      -0-
                          -----------===========================================
     PERSON WITH             8       SHARED DISPOSITIVE POWER

                                     5,760,000
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,760,000
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                           [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.7 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================



                               Page 4 of 10 Pages

                                       13G

===================
CUSIP No. 84760T100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Daniel  S. Och
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
      NUMBER OF              5       SOLE VOTING POWER

       SHARES                        -0-
                          -----------===========================================
    BENEFICIALLY             6       SHARED VOTING POWER

      OWNED BY                       14,000,000
                          -----------===========================================
        EACH                 7       SOLE DISPOSITIVE POWER

      REPORTING                      -0-
                          -----------===========================================
     PERSON WITH             8       SHARED DISPOSITIVE POWER

                                     14,000,000
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,000,000
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                           [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.1 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================



                               Page 5 of 10 Pages

                                       13G

===================
CUSIP No. 84760T100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen C. Friedheim
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
      NUMBER OF              5       SOLE VOTING POWER

       SHARES                        -0-
                          -----------===========================================
    BENEFICIALLY             6       SHARED VOTING POWER

      OWNED BY                       5,760,000
                          -----------===========================================
        EACH                 7       SOLE DISPOSITIVE POWER

      REPORTING                      -0-
                          -----------===========================================
     PERSON WITH             8       SHARED DISPOSITIVE POWER

                                     5,760,000
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,760,000
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                           [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.7 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================



                               Page 6 of 10 Pages

Item 1.  Issuer
         ------

     (a) Name of Issuer:
         --------------

          SpectraSite Holdings, Inc. (the "Company")

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------

         100 Regency Forest Drive, Suite 400, Cary, North Carolina  27511

Item 2.  Identity And Background.
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

               This statement relates to Shares of Common Stock, $0.001 Par Value (the "Shares") of the Company. The CUSIP number of the Shares is 84760T100.

         Name  Of Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

                  This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Management Companies
         ------------------------

               (i) OZ Management, L.L.C., a Delaware limited liability company ("OZ"), with respect to the Shares held by a discretionary account managed by OZ.

               (ii) OZF  Management,   L.P.,  a  Delaware  limited   partnership
                    ("OZF"), with respect to the Shares held by certain discretionary accounts managed by OZF (together with the discretionary account managed by OZ, the "Managed Accounts").

               (iii)OZF  Management,   L.L.C.,  a  Delaware  limited   liability
                    company (the "General Partner") which is the general partner of OZF, with respect to the Shares held by the discretionary accounts managed by OZF.

         The Managing Members of the General Partner And/Or OZ
         -----------------------------------------------------

               (iv) Daniel  S. Och who is a Senior  Managing  Member of both the
                    General Partner and OZ, with respect to the Shares held by the Managed Accounts.

               (v) Stephen C. Friedheim who is a Senior Managing Member of the General Partner, with respect to the Shares held by the Managed Accounts managed by OZF.


                               Page 7 of 10 Pages

     The citizenship of each of OZ, OZF and the General Partner is set forth above. Each of Daniel S. Och and Stephen C. Friedheim is a United States citizen.

     The address of the principal business office of each of the Reporting Persons is 9 West 57th Street, 39th Floor, New York, NY 10019.

Item 3.  If This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
     240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity Specified
     ---------------------------------------------------------------------------
     in (a) - (j):
     ------------

               Not Applicable.

               If This  Statement  Is Filed  Pursuant  To Section  240.13d-1(c),
               -----------------------------------------------------------------
               Check This Box. [X]
               --------------

Item 4.  Ownership
         ---------

     See cover page for the Reporting Persons.

     OZ serves as principal investment manager to a discretionary account with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Mr. Daniel S. Och is the senior managing member of OZ. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

     OZF serves as principal investment manager to a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Mr. Daniel S. Och and Mr. Stephen C. Friedheim are the senior managing members of the General Partner. As such, they may be deemed to control such entity and therefore be the beneficial owners of the Shares reported in this Schedule 13G.

     Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

               Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

               Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
     Security Being Reported On By The Parent Holding Company
     --------------------------------------------------------

               Not Applicable.


                               Page 8 of 10 Pages

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

               The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

               Not Applicable.

Item 10.  Certification
          -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                               Page 9 of 10 Pages

                                    SIGNATURE
                                    ---------



     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  December 31, 2002


                             /s/ Daniel S. Och
                             ----------------------------------------
                             OZ MANAGEMENT, L.L.C.
                             By Daniel S. Och
                             Senior Managing Member



                             /s/ Daniel S. Och
                             ----------------------------------------
                             OZF MANAGEMENT, L.P.
                             By OZF MANAGEMENT, L.L.C., its General Partner By Daniel S. Och
                             Senior Managing Member



                             /s/ Stephen C. Friedheim
                             ----------------------------------------
                             OZF MANAGEMENT, L.P.
                             By OZF MANAGEMENT, L.L.C., its General Partner By Stephen C. Friedheim
                             Senior Managing Member



                             /s/ Daniel S. Och
                             ----------------------------------------
                             Daniel S. Och



                             /s/ Stephen C. Friedheim
                             ----------------------------------------
                             Stephen C. Friedheim


                               Page 10 of 10 Pages